EXHIBIT 5
(LOGO HERE)       BROWN
                  RUDNICK
                  FREED &
                  GESMER

A Partnership of
Professional Corporations

ONE FINANCIAL CENTER
BOSTON, MASSACHUSETTS 02111
617-856-8200
FAX:  617-856-8201

Hartford / Providence
                                   March 19, 1998



Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, Rhode Island 02891

RE:  Registration Statement on Form S-8
     ----------------------------------

Ladies and Gentlemen:

         We are general counsel to Washington Trust Bancorp, Inc., a Rhode Island corporation (the "Corporation"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to 675,000 shares of the Corporation's Common Stock, $.0625 par value (the "Shares") and 675,000 Rights, as defined below. The Rights are issuable pursuant to that certain Rights Agreement, dated as of August 15, 1996 (the "Rights
Agreement"), providing, in effect, for the delivery of a right (a "Right"), along with each share of Common Stock issued by the Corporation. The Shares and Rights are issuable pursuant to the Corporation's 1997 Equity Incentive Plan (the "Plan").

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Rights Agreement and such other documents as we have deemed necessary or advisable.

         For purposes of this opinion we have assumed without any  investigation
(1) the legal capacity of each natural person and (2) the genuineness of each signature, the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable. The Rights have been duly authorized and, when issued in accordance with the terms of the Rights Agreement, will be validly issued, fully paid and nonassessable.

         We express no legal opinion upon any matter other than those explicitly addressed in the immediately preceding paragraph, and our express opinions therein contained shall not be interpreted to be implied opinions upon any other matter.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement.

                                  Very truly yours,

                                  BROWN, RUDNICK, FREED & GESMER, PC.
                                  By:  Brown, Rudnick, Freed & Gesmer, a partner


                                  By:  Philip J. Flink
                                  ----------------------------------------------
                                  Philip J. Flink, a Member duly authorized

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